Exhibit 5.6
2345 Grand Boulevard
Suite 2800
Kansas City, Missouri 64108-2684
(816) 292-2000, Fax (816) 292-2001
July 15, 2010
Pinnacle Entertainment, Inc.
8918 Spanish Ridge Avenue
Las Vegas, Nevada 89148
Ladies and Gentlemen:
     We have acted as special counsel in the State of Missouri to Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), and its subsidiaries St. Louis Casino Corp., a Missouri corporation, President Riverboat Casino-Missouri, Inc., a Missouri corporation, and PNK (River City), LLC, a Missouri limited liability company (collectively, the “Missouri Guarantors”), in connection with the filing by the Company of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended. The Registration Statement relates to the proposed issuance by the Company of $350,000,000 aggregate principal amount of its new 8.75% Senior Subordinated Notes due 2020 (the “New Notes”), in connection with the proposed exchange of $1,000 principal amount of the New Notes for each $1,000 principal amount of its outstanding 8.75% Senior Subordinated Notes due 2020 (the “Old Notes”). The Old Notes contain guarantees (the “Old Guarantees”), and the New Notes upon issuance will contain guarantees (the “New Guarantees”) by certain direct and indirect subsidiaries of the Company, including the Missouri Guarantors.
     The Old Notes and the Old Guarantees are, and the New Notes and the New Guarantees, upon issuance will be, governed by the Indenture dated as of May 6, 2010 (the “Indenture”) by and among the Company, the Guarantors (as defined therein) and The Bank of New York Mellon Trust Company, N.A., a New York banking corporation, as Trustee.
Documents Examined
     We have examined, among other things, the Indenture, the form of the New Guarantees and the form of the New Notes, and such corporate records and other documents as we have considered relevant and necessary for the purposes of this opinion.
Reliance and Assumptions
     We have relied upon, and assumed, with your permission, the accuracy and completeness of, certificates or comparable documents of public officials; certificates,

July 15, 2010

declarations, representations of and conversations of and with officers, directors and other representatives of the Company and its subsidiaries; and representations made by the Company and its subsidiaries in the Registration Statement, the Indenture and in the Officer’s Certificate of even date herewith. As to matters of law, we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Missouri.
     We have assumed, without independent investigation, that (i) the signatures on all documents examined by us are genuine, (ii) any individual executing such documents had the legal capacity to execute such documents, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as photostatic or certified copies, (v) the authenticity of such copies, and (vi) all company records of the Missouri Guarantors provided to us are accurate and complete.
Opinions
     Based upon, and subject to, the foregoing, we are of the opinion that the New Guarantees have been duly authorized by the Missouri Subsidiaries.
Exceptions and Qualifications
     We consent to the reliance on this opinion letter by Irell & Manella LLP for the purposes of its opinion letter to the Company filed as Exhibit 5.1 to the Registration Statement.. No opinion is to be implied or inferred beyond the matters expressly stated in this letter. The opinions expressed in this letter are limited to the internal laws of the State of Missouri. We express no opinion with respect to the effect of any law other than the internal laws of the State of Missouri. This letter expresses our legal opinion as to the foregoing matters based upon our professional judgment; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinions set forth above.

Sincerely,

LATHROP & GAGE LLP
/s/ Lathrop & Gage LLP